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EXHIBIT 10.66


   PROVISIONS REGARDING SEVERANCE BENEFITS FROM EMPLOYMENT LETTER AGREEMENT,
                  EFFECTIVE SEPTEMBER 21, 1998, TO NANCY J. LINCK


In the event your employment is terminated by the Company other than for cause, you would be entitled to severance in the form of a continuation of your then-current base salary, as follows:

      1. Six months salary if the termination occurs in the first twelve months of your employment; and

      2.    Twelve months salary if the termination occurs thereafter.

            Such payments (except those resulting from a change in control, see below) would cease upon your commencement of paid employment or consultancy during the severance period. During the severance period, the Company would also reimburse you for the cost of continuation of any health, life and disability insurance coverage available at the time of the termination of employment, provided that the Company reserves the right to provide substantially equivalent alternative life and disability coverage to the extent reasonably available upon conversion from full-time employment. Such continuing coverage is conditioned upon your reasonable cooperation in complying with any necessary application procedures. Remaining benefits of employment, including your eligibility for any bonus program and the vesting of unvested options would cease at termination and not continue to accrue during the severance period.

      The Company offers certain terms in the event of a change in control of the Company, including acceleration of vesting of unvested stock options, indemnity for certain excise tax obligations and increased and modified severance arrangements, pursuant to standard agreements generally available to Vice Presidents of the Company. These terms will be extended to you upon commencement of your hire.